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                                                                     EXHIBIT 4.2

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                              CMI INDUSTRIES, INC.


                    9 1/2% SENIOR SUBORDINATED NOTES DUE 2003

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                          FIRST SUPPLEMENTAL INDENTURE


                            Dated as of June 17, 1998


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                Supplementing the Indenture of October 28, 1993.



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                            THE CHASE MANHATTAN BANK

                        (formerly known as Chemical Bank)

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                                     Trustee


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         THIS FIRST SUPPLEMENTAL INDENTURE, dated as of June __, 1998 is between
CMI Industries, Inc., a Delaware corporation (the "Company"), and The Chase Manhattan Bank (formerly known as Chemical Bank), a New York banking corporation, as trustee (the "Trustee").

         WHEREAS, the Company executed and delivered to the Trustee an indenture dated October 28, 1993 between the Issuer and the Trustee (the "Indenture"); and

         WHEREAS, there have been issued and are now outstanding under the Indenture, notes in the aggregate principal amount of $125,000,000; and

         WHEREAS, Section 902 of the Indenture provides that the Company and the Trustee may amend or supplement certain provisions of the Indenture with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding; and

         WHEREAS, the Company has offered to purchase each of the Notes for cash, upon the terms and subject to the conditions set forth in that certain "Offer to Purchase for Cash and Solicitation of Consents to Amendments of the Indenture" dated June 1, 1998 and accompanying "Consent and Letter of Transmittal" (collectively, with the ancillary documents associated therewith, the "Offer to Purchase"); and

         WHEREAS, under the terms of the Offer to Purchase, Holders that tender Notes in accordance with the terms of the Offer to Purchase and who deliver a duly executed "Consent and Letter of Transmittal" are deemed to consent to certain amendments to the Indenture which would permanently delete or amend certain of the covenants, events of default and other related provisions of the Indenture (the "Proposed Amendments"); and

         WHEREAS, in accordance with the terms of the Indenture, Holders of not less than a majority in principal amount of the outstanding Notes have tendered their Notes and consented to the Proposed Amendments to be effected by this First Supplemental Indenture; and

         WHEREAS, the Company has authorized the execution and delivery of this First Supplemental Indenture and the Trustee has received an Officers' Certificate and an Opinion of Counsel pursuant to Sections 102 and 903 of the Indenture, respectively, and therefore the Company and the Trustee are authorized to execute and deliver this First Supplemental Indenture; and

         WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, have been done;


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         NOW THEREFORE, WITNESSETH, that, for and in consideration of the premises, and in order to comply with the terms of Article Nine of the Indenture, the Company agrees with the Trustee as follows:


                                   ARTICLE 1.
                             AMENDMENT TO INDENTURE


SECTION 1.01. AMENDMENT

         Effective as of the Operative Date (as hereinafter defined), the Indenture is hereby amended to delete the following sections of the Indenture in their entirety:

         (a) Sections 501(d), 501(f), 501(g), 801, 1004, 1005, 1006, 1007, 1010,
1011, 1012, 1014, 1015, 1017, 1018, and 1019;

                  The text of the above sections are replaced by the phrase, "Intentionally deleted," and the surrounding sections are not renumbered.

         (b) Section 802 is amended to delete any references to Section 801;

         (c) All definitions set forth in Section 101 that relate to defined terms used solely in sections deleted hereby are deleted in their entirety.


                                   ARTICLE 2.
                                  MISCELLANEOUS


SECTION 2.01. OPERATIVE DATE:

         This First Supplemental Indenture is effective when executed. The amendments to the Indenture made hereby shall only become operative at such time as the Company accepts the Notes (as defined in the Offer to Purchase) tendered pursuant to the Offer to Purchase for payment (the "Operative Date"). In the event the Company does not accept the Notes tendered pursuant to the Offer to Purchase for payment by no later than August 14, 1998, this First Supplemental Indenture shall become null and void.

SECTION 2.02. RECITALS

         The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to


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the validity or sufficiency of this Supplement.

SECTION 2.03. COUNTERPART ORIGINALS.

         The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.04. GOVERNING LAW.

         This Supplemental Indenture, the Indenture and the Securities shall be governed by and construed in accordance with the law of the State of New York.

SECTION 2.05. TERMS DEFINED.

         All terms defined in the Indenture have the same meanings herein.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date and year first written above.


                         [Signatures on following page]


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                              CMI INDUSTRIES, INC.


                              By:
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                              Name: Joseph L. Gorga
                              Title: President and Chief Executive Officer


                              THE CHASE MANHATTAN BANK


                              By:
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                              Name:
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                              Title:
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